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                                                                   EXHIBIT 12.2

Alestra, S. de R.L. de C.V.
Computation Pro Forma Ratio of Earnings to Fixed Charges

(Expressed in millions of Mexican Pesos in purchasing power as of September 30,
  2002)



                                                                                  For the year For the nine
                                                                                     ended     months ended
                                                                                  December 31, September 30,
                                                                                      2001         2002
                                                                                  ------------ -------------
Fixed charges:
Interest expense.................................................................    Ps.781       Ps.599
Estimated net decrease in interest expense for refinancing.......................      (516)        (375)
Rental expense representative of interest........................................        18           16
                                                                                     ------       ------
Total fixed charges..............................................................       283          240
                                                                                     ------       ------
Total adjusted earnings available for payment of fixed charges(1)................       154         (593)
Ratio of earnings to fixed charges(2)............................................        --           --
Total adjusted earnings available for payment of fixed charges, after taking into
  account adjustments in accordance with US GAAP(3)..............................       246         (497)
Ratio of earnings in fixed charges with adjustments to accord with US GAAP(1)....        --           --





(1) For the year ended December 31, 2001 and the nine months ended September 30, 2002, earnings as determined under Mexican GAAP on a pro forma basis were insufficient to cover fixed charges by approximately Ps. 129 and Ps. 833, respectively.


(2) The ratio coverage under pro forma basis in all periods presented was less than 1.1 for Mexican GAAP and for US GAAP purposes.


(3) For the year ended December 31, 2001 and the nine months ended September 30, 2002, earnings as determined under U.S. GAAP on a pro forma basis were insufficient to cover fixed charges by approximately Ps. 37 and Ps. 737, respectively.